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                                                                   EXHIBIT 10.26

                       ASPREVA PHARMACEUTICALS CORPORATION
                    TERM SHEET FOR DIRECTOR CASH COMPENSATION

      Effective September 29, 2004, the Board of Directors (the "Board") of Aspreva Pharmaceuticals Corporation, a British Columbia company (the "Company") approved a policy regarding cash compensation for its non-employee directors. The policy provides that:

         o each non-employee director will receive an annual retainer of $10,000 and $1,000 for each Board meeting attended in person ($500 for meetings attended by video or telephone conference); and

         o the chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will each receive additional annual retainers of $2,000 and each member of such committees will receive $750 per committee meeting attended in person ($375 for meetings attended by video or telephone conference).

      All of the Company's directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.